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                                                                    EXHIBIT 99.3

                                                                  April 24, 2001

Dear Stockholder:

         This letter is an update on AmeriVision activities. My next letter will set the official date for the shareholder meeting.(1) We will also send audited financial statements, an annual report and Form 10K for 2000 to you. The filing of the Form 10K for 2000 brings us up to date with all the required SEC filings. We apologize for the delay but I believe you will understand when you see the volume and complexities of these materials. After an overview this letter discusses:

            o  Telecom industry trends and our strategic responses

            o Revenue for long distance carriers generally and also for LifeLine

            o  Our efforts to improve customer retention

            o  Our plan to increase revenue and customers

            o  Details on the Hebron note default

            o  The LifeLine Giveback program

            o  Advertising costs paid on behalf of non-profit organizations

            o  IPO and public markets

         I have received a favorable response to our effort to increase communications between AmeriVision and its stockholders, and therefore I will continue to send you regular updates on AmeriVision. Despite the positive response to our letters, I also continue to hear many of you desperately need to sell your AmeriVision stock. The current Board of Directors has made "shareholder liquidity" a priority and is working diligently to address this issue.

         In the past, the Company made some commitments it was not able to keep. We recognized this problem in October 1998 when John Damoose, Jay Sekulow and I joined the AmeriVision Board. At that time, this Company was also dangerously close to bankruptcy, which would have meant many of you would have lost your entire investment in AmeriVision. It took additional time to learn the full extent of the Company's difficulties. In any event, over the past two plus years, the new Board has spent a majority of its time (1) stemming the five years of losses, achieving the first two profitable years in our history, (2) disengaging and repairing damage from contractual relationships (some, with related parties) that were not in the best interests of the Company, and (3) implementing best business practices. In doing so, the Board has



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(1) We will be unable to set an official date until we get approval by the SEC of our materials filed with them. We will hold the meeting as soon as it is legally possible.



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remained committed to its NPO partners and to the principles of the Giveback program that define the Company.

         I wish there was a button I could push that would allow each of you to trade shares at will at prices that would eliminate your financial concerns. However, the reality is that the Company has to work its way out of a deep hole. Increasing revenues, reducing expenses and generating profits are characteristics of companies which attract investment. Over the past two years, the new Board and the new management team have cut expenses, improved operations and, put the Company on a profitable basis. On the other hand as discussed in this letter, we have had trouble increasing revenue given the current state of the telecommunications industry. I am providing you with the details in this letter so you can see what has been accomplished in a relatively short period of time, and what obstacles will need to be overcome in the near future.

         I believe we need to stay the course we began two plus years ago. There are no quick fixes to increase shareholder value and to provide you with a market for your stock. We must roll up our sleeves and work hard. That's what we are all doing and will continue to do.

OVERVIEW

         We strive for excellence in all we do. And, you have our promise that we will continue to try and do the very best we can in every facet of our work. The Company is dedicated to providing exceptional value and service to its customers and profitability to the shareholders.

         AmeriVision has worked hard to remain competitive. We have renegotiated contracts and have obtained lower rates for our customers. For the first time, the Company has specific goals and objectives for each senior executive. Performance against these goals is closely monitored by me and is part of the continuing evaluation of all senior executives.

         We are working to expand our product line. We are concentrating on bringing state-of-the-art technology to our customers. And, with this commitment to the future, we are confident that our Company will be competitive and well positioned to meet the needs of an ever-changing industry.

         Further, we are dedicated to meeting the changing needs of our current customers. Our customer service representatives know what it takes to meet the needs of our customers. We have made some important changes in the way we communicate with our customers. We are working harder to provide the kind of service that our customers have



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come to expect and deserve. And, we are strengthening our relationships with the
Christian organizations and ministries that partner with us.

         But the fact is AmeriVision would not be able to do any of this without the talent, skills, and commitment of our employees. AmeriVision is a company built on the hard work of many people. Our employees play a major role in the growth and development of this Company. We are grateful for their dedication and support.


TELECOM INDUSTRY TRENDS

         As part of our strategic planning, we constantly analyze and respond to significant telecom industry trends. Some of those trends and our responses are described below.

         1. INNOVATIVE LONG DISTANCE CARRIERS ARE MOVING TRAFFIC TO DIGITAL SWITCHES. We are actively pursuing our "next generation" network strategy which offers further cost savings and better customer information through digital switches. We are also pursuing exciting new services such as broadcast voicemail in which we could significantly increase the ability of our NPOs to contact their members.

         2. LONG DISTANCE TRAFFIC IS MIGRATING FROM WIRELINE TO WIRELESS. We have spent significant time assessing the wireless market and are hopeful of a wireless launch with a major carrier. However, no firm commitment has been made.

         3. DECREASED WIRELINE PRICING AND THE ENTRANCE OF BABY BELLS INTO LONG DISTANCE HAVE HEIGHTENED competition. We have significantly lowered our rates to be competitive with the major carriers and are adding service bundles to improve retention.

         4. ADDITIONAL CAPITAL IS NOT GENERALLY AVAILABLE TO TELECOM COMPANIES. Most telecom companies have had their sources of capital curtailed. We guard our existing bank relations (Coast Business Credit) very carefully and know we must continue to make profits and pay down debts. For example, our total liabilities decreased over 9% from 1999 to 2000. Furthermore, we had our first profitable year in the history of the Company in 1999 and our second in 2000. In addition, income from operations (that is excluding interest and certain other expenses) was $15.9 million for 1999 and 2000 combined compared to $2.3 million in 1998.

         5. THERE IS A SUBSTANTIALLY HIGHER VALUE PER CUSTOMER FOR TELECOM COMPANIES WITH NETWORK AND/OR BUNDLED CUSTOMERS. We are implementing our bundle



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              strategy, expanding the services we offer and are marshalling our resources to see if we can deploy a next generation network.


TELECOM REVENUE

         In the January 15, 2001 stockholder letter, I discussed the turmoil in the long distance industry. A more detailed assessment of the financial aspects of that turmoil can be made now that financial results for last year are being announced. Articles such as the following confirm a significant decline in long distance revenue:

         o "AT&T, WorldCom and Sprint are grappling with the shift as consumers abandon wire-line long-distance calls for wireless phones, e-mail, instant messaging and prepaid calling cards. The trend, dubbed "technology substitution," along with price wars and new competition from regional Bell phone companies, slammed AT&T consumer revenue 14.7% in the fourth quarter."(2)

         o "Sprint says that price wars for long-distance helped drag down consumer voice revenue by 14% in the fourth quarter [of 2000] and 12% for all of 2000. The trend will continue in 2001, it says, with a possible decline in voice revenue of nearly 10% year-over-year."(3)

         In addition to price competition, the entry of the Baby Bells into long distance has eroded the market share of other long distance carriers:

         o "Verizon signed up 1.4 million long-distance customers in New York in [2000], replacing Sprint as the No. 3 long-distance provider in the state after AT&T and WorldCom. It expects to win regulatory approval this year to enter the long-distance business in Massachusetts, New Jersey, and Pennsylvania. Verizon, the nation's No. 1 local phone company, is now the No. 4 long-distance company after AT&T, WorldCom and Sprint."(4)



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(2) Andrew Backover, AT&T Loss Reflect Long-Distance Shift, USA Today, January
30, 2001, at 3B.

(3) Andrew Backover, Verizon, Sprint See Two Sides to Long-Distance, USA Today, February 2, 2001, at 2B.

(4) Id.



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         o    "One large growth opportunity for SBC is long-distance, which the company began selling in Texas in July. SBC ended [2000] with 1.4 million long-distance customers and added 547,000 customers in the fourth quarter alone. Last week, the Federal Communications Commission gave SBC the green light to sell long-distance in Kansas and Oklahoma and the company said it will try to gain approval to enter four additional states, including California, by the end of 2001."(5)

         Another factor has been the migration of wireline calls to wireless. Payphones and calling card revenue for long distance carriers have been a casualty of this development:

         o "BellSouth Corp. said it is getting out of the pay-phone business, exiting a category that is rapidly losing ground to wireless phones."(6)

         o "Many pay-phone patrons have gone wireless. U.S. cellphones have multiplied from 4 million in 1990 to 28 million in 1995 to 110 million today, according to the Cellular Telecommunications Industry."(7)

         LifeLine revenues decreased by 13% in 2000, which is comparable to the major long distance companies (e.g., Sprint declined 12% and AT&T 11% in the same period).(8) However, LifeLine outperformed AT&T and Sprint in the fourth quarter of 2000 in that LifeLine declined 1% whereas Sprint declined 14% and AT&T 15%. A look at carriers closer in size to LifeLine than the multi billion "big 3" carriers (AT&T, Sprint, WorldCom) shows an even more impressive picture for LifeLine regarding revenue decline. For example Talk.com, Inc. a long distance company several times larger than LifeLine reported a 38% decline in revenue between the first and fourth quarter of 2000 in long distance. For the same period LifeLine declined 9%.(9)



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(5) Deborah Solomon, SBC Net Falls 39%, but Revenue Rises 9.1%, The Wall Street
Journal, January 26, 2001, at B6.

(6) Shawn Young, BellSouth Says It Is Getting Out of Dwindling Pay-Phone Business, The Wall Street Journal, February 5, 2001, at B6.

(7) Rick Hampson, Pay Phones Vanishing as Cellphones Take Over, USA Today, February 8, 2001, at A1.

(8) Revenues decreased in 2000 for LifeLine in part due to the elimination or residential PICC charges on July 1, 2000. The PICC charge was a federal charge that the Company passed on to customers. PICC revenue for the first half of 2000 was $3.9 million but was only $340,000 for the second half of 2000.

(9) Furthermore, most of LifeLine's decline was due to reduced PICC revenue.



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         An analysis of our revenue decline comparing actual results for 1999 to
2000 shows that the majority of the decline was due to a rate per minute decline of almost $.02 per minute. As discussed above, last year we reduced interstate, intrastate, intra LATA, international, calling cards, and 800# rates to be competitive with the major carriers. Customer count was down 7% and usage per customer was down 2%.

         It should be noted, however, that even without decreasing our rates further this year, some additional rate decline per minute in 2001 is expected. This is due to losing customers who are on our older, higher rate plans and adding customers on our new, lower rate plans. We have already moved many of our old customers to new rate plans, but there is still some loss that will be incurred in this area.


CUSTOMER RETENTION

         Customer retention is a major challenge for long distance carriers. Major carriers report customer losses of 3% per month and higher. Smaller carriers we have talked to report even higher monthly losses. Our average has been less than 3% per month. Despite good comparative results, any customer loss is worrisome. We are not at all satisfied with our retention rate and we are trying hard to improve our retention. Specifically, we have implemented a number of programs to retain customers so that we can show a net customer gain. Our efforts include:

         o BUILDING THE LIFELINE BRAND. In the past, after we obtained a new customer we did not reinforce the reason why they selected LifeLine. For example, the LifeLine name was buried in a detailed Baby Bell billing and we did not otherwise contact our customers. With our new direct bill, we can prominently display a LifeLine or NPO message or include LifeLine material in the envelope.

         o ACHIEVING TOP FLIGHT CUSTOMER SERVICE. With our new expanded Call Center open 24 hours a day 7 days a week, our customers can get prompt, responsive customer service.

         o LOWERING OUR RATES. Although lower rates have had an adverse impact on our revenue in the short term, we believe our new competitive rates will help us retain customers longer.

         o BUNDLING TELECOM SERVICES. Industry statistics show that customers who have purchased two or more services are much more likely to stay. With our Internet, credit card, and paging services, we now have bundling capability. We are hopeful of adding other telecom services.



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PLANS FOR GROWTH

         We are not pleased with any degree of revenue decline or customer loss. Accordingly, we have a number of energetic efforts underway to expand our revenues and customers. Our plans include:

         o INCREASING PENETRATION AT EXISTING NPOS. With improved direct mail, telemarketing scripts and premiums for new subscribers, we are achieving a deeper penetration of existing NPOs. For example, AFA, one of our largest and oldest NPOs, achieved impressive sales growth last year through a concentrated promotional effort with our assistance. We have also put checks and balances in place to stop marketing efforts that are not meeting our targets.

         o ADDING NEW NPOS. We continue to add new organizations. We have just learned that Feed the Children and Lemstone Bookstores have both agreed to an initial trial with LifeLine. This comes on the heels of large groups added last year such as T.D. Jakes Ministry and World Harvest Church.

         o WINBACK CAMPAIGNS. We continue to do well in bringing back former customers and average a 20% success rate in this category.

         o INCREASING PREMIUMS. We have improved our premiums for new customers including a $50 value prepaid phone card and a soon to be launched $10 cash value "refer a friend" program.

         o INNOVATIVE RATE PLANS. We are re-launching our Internet service with a $13.95 price for unlimited Internet access coupled with applicable long distance plans. This is a very competitive rate and service. For a look at our new service, go to www.ifriendly.com.

         o ATTRACTIVE REFERRAL PROGRAMS. We have upgraded our agent referral program with a higher front end commission and longer residuals, and have made commissions applicable to all services. If you know of anyone who is looking for referral commissions on LifeLine services, please have them call Al Jones, Sales Director at (888) 625-5060.

         o UPGRADE PROGRAM. As discussed in our shareholder letter of March 19, 2001, our new upgrade program is off to a strong start with over 17,500 sales in February and March. An upgrade occurs, for example, when a customer calls to Customer Service with a question, and after handling the inquiry, customer service successfully moves the customer to a higher rate plan or convinces the customer to obtain a LifeLine credit card. Over 20% of Customer Service inbound callers accepted such an offer in February. Furthermore, 27% of



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              customers contacted in March accepted our intra LATA (local long distance) telemarketing offer.

         o ADDING NEW SERVICES FOR EXISTING CUSTOMERS. This is a great way to improve our gross profit and revenues since we do not incur nearly the same customer acquisition cost for a second sale. Beyond our existing services, we have invested significant resources in examining the wireless market and are hopeful of a launch with one of the major wireless carriers in the near future. We are also examining expansion into local and broadband services. In addition, later this spring we will launch our new audio-conferencing service as "LifeLine Conferencing." This service will provide audio conferencing service comparable to AT&T's service but at a much lower rate. The profit margins are quite attractive. We believe this service will be of significant interest to our larger NPOs.

         o ESTABLISHING BUSINESS SERVICES. We send out thousands of checks a month to NPOs and each recipient is a qualified lead for business sales. Recently, we have added the personnel and technical resources to handle such sales. Initial results are very encouraging. For example in one proposal we issued last week we are proposing to bring on a corporate account with billings of almost $10,000 per month.

         o IMPROVING MARKETING TECHNIQUES. With the addition of Mary Lou Retton as our national spokesperson and our success at the T.D. Jakes convention in the Georgia Dome, we have been able to take our marketing capabilities to a higher level. We look forward to continuing to capitalize in these areas in 2001.


HEBRON NOTE DEFAULT

         Some of you may be shareholders in Hebron and received correspondence from Hebron on the AmeriVision note to Hebron which is in default. This section offers an explanation for all of our shareholders.

         In April 2000, AmeriVision acquired Switching and Internet Assets from Hebron Communications Corporation and issued a note to Hebron for $2,274,000. Subsequently, AmeriVision paid $738,000 and the balance of the note was reduced to $1,536,000 as of December 31, 2000. The note had a balloon principal payment on August 1, 2000 and is currently in default. However, AmeriVision is current on interest payments at 18% per annum.



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         When the note was issued, Hebron knew that AmeriVision's ability to pay was subject to limitations. Specifically AmeriVision was restricted from making principal payments on the note under the loan agreement with Coast Business Credit except under limited formulas. Hebron was aware of the Coast restrictions and agreed to "subordinate" to Coast and agreed to limit its rights regarding collection of the note. The Company intends to pay down the note as it can in compliance with the Coast.


LIFELINE GIVEBACK

         AmeriVision is committed to fulfilling its mission. The Company provides funding for the missions of the NPOs designated by our customers. The LifeLine Giveback program is a cornerstone of our Company. Through this program, we have paid over $55 million to Christian ministries and non-profits. Our goal has been to operate the Company cost effectively in other areas to be able to maximize our Giveback. In other shareholder letters, we have reported on significant operational savings we have achieved. In summary, our operating expenses have decreased by $28.2 million from 1998 to 2000. At the same time, income from operations increased from 1.8% of net sales in 1998 to 8.4% in 1999 and 6.3% in 2000. The expense reductions and improved income from operations have allowed us to continue our Giveback program.

         Nonetheless, Giveback is an expensive item and we are mindful of achieving an appropriate financial profit for LifeLine as well as Giveback for NPOs. This is particularly necessary in view of the very significant liabilities ($49.7 million at December 31, 2000) and stockholders deficiency ($22.6 million at December 31, 2000) that burden the Company. Recently, we have been able to achieve significant savings in Giveback payments to better balance the financial returns to the Company and the NPOs.


ADVERTISING COSTS PAID ON BEHALF OF NPOS

         In addition to the Giveback, the Company, on a selective basis, has paid certain co-promotion expenses to assist NPOs in advertising LifeLine services. Previously, the Company did not have accountability measures in place to monitor by NPO whether these expenses were yielding new customers at attractive acquisition costs. Last year, we had appropriate accountability measures implemented though our MIS system. Accordingly, we can now determine whether or not a co-promotion program is beneficial to the Company. As a result, we worked with our NPOs and cancelled or changed some programs and expanded others. We will continue to co-promote with NPOs that offer attractive customer acquisition costs. Bishop T.D. Jakes Ministries has been an attractive co-promotion program, as has AFA. Also, the Company has supported in part the cost of the Jay Sekulow Live radio program. This program has achieved by far the largest aggregate number of LifeLine customers with over 150,000 customers acquired by



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LifeLine. The cost of this program has resulted in per customer costs which are consistent with both industry standards and our customer acquisition costs for other NPOs.

IPO AND PUBLIC MARKETS

         The peak market value of the telecom services industry in recent years was $640 billion. Currently, the market value for the telecom services industry is around $220 billion. Part of the reason for the decline in value was an overabundance of capital which caused overbuilding (e.g. fiber construction) and then bankruptcy for many telecom companies. Total debt for telecom companies has ballooned to $700 billion in the U.S. and Europe.(10)

         The decline in market value has had a heavy impact on the initial public offering ("IPO") market. For example, only 76 total IPOs remain in the IPO pipeline and this is the lowest level in more than a decade.(11) Only 21 companies from all industries went public in the first quarter of 2001.(12)

         As previously discussed, we have had extensive discussions with investment bankers and a number of companies regarding our alternatives. We do not anticipate that raising additional debt or an IPO (without a merger) are feasible in this market because we are too small. Other alternatives include strategic mergers with other telecom companies which include companies that allow us to get to a market sooner (e.g., adding wireless), add critical mass to achieve a size that will gain the attention of investment analysts, or leverage the public market or access to capital status of the merged company. We are also examining the sale of the Company, or a public stock listing. A full report will be made at the shareholders meeting.

         At the same time, we are mindful that some shareholders did not seek to be part of a public company. The dilemma however is how to provide liquidity for shareholders without a publicly traded stock. As discussed in our shareholder letter of March 19, 2001, limited cash availability, bank loan restrictions and state law issues prevent the Company, for now, from using its scarce resources to pay dividends or purchase stock of shareholders. The Board of Directors continues to seek shareholder guidance on this subject.



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(10) Peter Elstrom, Telecom Meltdown, Business Week, April 23, 2001, at 104.

(11) Suzanne McGee and Kate Kelly, Banks, Investors Adjust to Chill in IPO Market, The Wall Street Journal, April 6, 2001, at C1.

(12) Doing an Internet IPO in this Climate Takes Grit, Loudcloud Learns, April 6, 2001, at A1.



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CONCLUSION

         Thanks for your patience and understanding. If you have any questions, please feel free to contact David Grose, our Chief Financial Officer and designated stockholder liaison, at (888) 660-6248.

Sincerely,



/s/ STEPHEN D. HALLIDAY
Stephen D. Halliday
President/CEO



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